Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Highlights:

•	Net income increased 29% to $10.5 million

•	EPS increased 24% to $0.36 as compared with $0.29 in the prior year

•	Opened three surgical facilities in partnership with not-for-profit hospitals

•	Announced the pending acquisition of ownership interests in six additional surgical facilities

•	Raising 2004 EPS guidance to $1.32-$1.35

Dallas, Texas (July 26, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the second quarter and six months ended June 30, 2004.

     For the second quarter ended June 30, 2004, net revenues were $136.1 million, up 22% from $111.5 million in the prior year second quarter. Excluding the effect of the currency exchange, net revenues for the quarter increased 18%. Net income for the second quarter of 2004 increased 29% to $10.5 million, or $0.36 per diluted share, from $8.2 million, or $0.29 per share, in the prior year period. Earnings before interest, taxes, depreciation and amortization less minority interests increased 21% to $33.2 million for the second quarter of 2004, versus $27.5 million for the second quarter of 2003. Company-wide same-facility net revenue for the second quarter of 2004 increased 21%, resulting from a 20% increase for facilities in the U.S. and a 22% increase for facilities in Western Europe (14% before the effect of foreign currency translation) over the prior year second quarter.

     Cash flow from operations for the second quarter totaled $11.9 million compared with $26.4 million for the prior year second quarter. The prior year second quarter included the collection of $7.0 million of receivables advances as a result of the Company modifying its relationships with the OrthoLink physicians. In addition, other changes in working capital, primarily the timing of payments of taxes and amounts due to the Company’s joint venture affiliates, also lowered cash flow for the current year. As compared with the same period in the prior year, each of these two items reduced cash flow by approximately $5.0 million. During the second quarter of 2004, the Company invested approximately $5.3 million in maintenance capital and an additional $6.1 million to expand existing facilities.

     For the first half of 2004, net revenues were $269.8 million, up 26% from $213.6 million in the first half of 2003. Excluding the effect of the currency exchange, net revenues for the first half of 2004 increased 21%. Net income for the first half of 2004 increased 34% to $20.5 million, or $0.70 per diluted share, from $15.3 million, or $0.55 per share, in the prior year period. Earnings before interest, taxes, depreciation and amortization less minority interests increased 24% to $65.3 million for the first half of 2004, versus $52.9 million for the first half of 2003. Company-wide same-facility net revenue for the first half of 2004 increased 25%, resulting from a 24% increase for facilities in the U.S. and a 26% increase for facilities in Western Europe (13% before the effect of foreign currency translation) over the first half of 2003.

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USPI Announces Second Quarter Results

July 26, 2004

     Cash flow from operations for the first half of 2004 totaled $43.9 million compared with $45.0 million for the first half of 2003. During the first half of 2004, the Company invested approximately $8.3 million in maintenance capital and an additional $12.0 million to expand existing facilities.

     Commenting on the second quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We continue to benefit from strong operations and the execution of our business model of partnering with not-for-profit health systems to assist them in meeting the needs of their organizations and communities. Given the strength of results in the first half of the year, we are raising earnings per share guidance for 2004 from $1.30-$1.33 to $1.32-$1.35.”

     As previously announced, during the second quarter, United Surgical Partners International opened three de novo facilities, two in Texas and one in Arizona, with existing hospital partners. Subsequent to the close of the second quarter, the Company completed the acquisition of a surgical facility in Reading, Pennsylvania, and the signing of a definitive agreement to purchase five multi-specialty surgical centers in the metropolitan Chicago area through the Company’s acquisition of Same Day Surgery, LLC, which is expected to close in the third quarter.

     Also subsequent to the second quarter, the Company opened a fourth facility located in Newport News, Virginia, its first in partnership with Bon Secours Health System. The Company currently has an additional 16 projects in development. Five of these projects are under construction.

     In closing, Donald E. Steen, United Surgical Partners International’s chairman, added, “We continue to be pleased with our development progress. We have opened four new facilities this year in partnership with health system partners. With the addition of these facilities, the completion of our previously announced acquisitions and the opening of facilities currently under construction, we will achieve our goal of opening or acquiring 12 facilities in 2004.”

     The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on July 27, 2004. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.fulldisclosure.com.

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 79 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 67 domestic facilities, 39 are jointly owned with 20 not-for-profit healthcare systems. After the completion of the Chicago transaction, which is expected in the third quarter, the Company will have ownership interest in or operate 84 surgical facilities, including 72 domestic facilities.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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USPI Announces Second Quarter Results

July 26, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$136,066	$111,544	$269,788	$213,603
Operating expenses:
Salaries, benefits and other employee costs	35,465	27,407	69,577	52,903
Medical services and supplies	26,348	21,129	52,407	41,032
Other operating expenses	23,475	19,955	46,450	37,971
General and administrative expenses	8,347	7,373	16,340	14,087
Provision for doubtful accounts	1,895	1,994	4,190	3,542
Depreciation and amortization	9,219	7,870	18,098	15,307

Total operating expenses	104,749	85,728	207,062	164,842

Operating income	31,317	25,816	62,726	48,761
Interest expense, net	(7,700)	(6,666)	(15,054)	(13,223)
Other	23	103	30	109

Income before minority interests	23,640	19,253	47,702	35,647
Minority interests in income of consolidated subsidiaries	(7,336)	(6,178)	(15,486)	(11,188)

Income before income taxes	16,304	13,075	32,216	24,459
Income tax expense	(5,793)	(4,902)	(11,702)	(9,164)

Net income	$10,511	$8,173	$20,514	$15,295

Net income per diluted share	$0.36	$0.29	$0.70	$0.55
Shares used in computing diluted earnings per share	29,247	27,950	29,214	27,854
Supplemental Data:
EBITDA less minority interests	$33,200	$27,508	$65,338	$52,880
Facilities operated at period end	77	68	77	68

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USPI Announces Second Quarter Results

July 26, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$43,162	$28,519
Accounts receivable, net of allowance for doubtful accounts of $9,830 and $8,838, respectively	64,783	56,591
Other receivables	21,995	20,168
Inventories	9,433	9,024
Other	22,874	19,295

Total current assets	162,247	133,597
Property and equipment, net	372,412	348,063
Investments in affiliates	37,492	32,104
Intangible assets, net	338,963	326,645
Other	19,215	30,100

Total assets	$930,329	$870,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,662	$36,453
Accrued expenses and other	60,349	50,393
Current portion of long-term debt	22,519	16,794

Total current liabilities	117,530	103,640
Long-term debt	305,644	287,950
Other liabilities	41,803	42,306

Total liabilities	464,977	433,896

Minority interests	49,749	45,958
Common stockholders’ equity	415,603	390,655

Total liabilities and stockholders’ equity	$930,329	$870,509

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USPI Announces Second Quarter Results

July 26, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Net patient service revenue	$120,248	$98,094	$238,180	$188,564
Management and administrative services revenue	9,703	9,161	19,207	17,198
Equity in earnings of unconsolidated affiliates	5,149	3,265	10,459	5,806
Other income	966	1,024	1,942	2,035

Total revenues	$136,066	$111,544	$269,788	$213,603

Unconsolidated Facilities(1):
Total revenue	$82,154	$56,051	$161,031	$102,588
Number of facilities	33	29	33	29

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

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USPI Announces Second Quarter Results

July 26, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC. Supplemental
Financial Information (continued)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net income	$10,511	$8,173	$20,514	$15,295
Income tax expense	5,793	4,902	11,702	9,164
Interest and other nonoperating expense	7,677	6,563	15,024	13,114
Depreciation and amortization	9,219	7,870	18,098	15,307

EBITDA (1) less minority interests	33,200	27,508	65,338	52,880
Minority interests in income of consolidated subsidiaries	7,336	6,178	15,486	11,188

EBITDA (1)	40,536	33,686	80,824	64,068
Provision for doubtful accounts	1,895	1,994	4,190	3,542
Amortization of debt issue costs, discount and deferred compensation	1,501	605	2,771	1,184
Interest and other nonoperating expense	(7,677)	(6,563)	(15,024)	(13,114)
Income tax expense	(5,793)	(4,902)	(11,702)	(9,164)
Equity in earnings of unconsolidated affiliates	(5,149)	(3,265)	(10,459)	(5,806)
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects from purchases of new businesses	(13,462)	4,886	(6,720)	4,246

Net cash provided by operating activities	$11,851	$26,441	$43,880	$44,956

(1)	EBITDA is calculated as operating income plus depreciation and amortization. United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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USPI Announces Second Quarter Results

July 26, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	June 30,
			%
	2004	2003	Change
Same-facility statistics:
Cases — United States (1)	70,583	65,545	7.7%
Net revenue/case — United States	$1,843	$1,656	11.3%
Net revenue — United States (in 000s)	$130,076	$108,516	19.9%
Facility EBITDA margin — United States	39.0%	35.2%	380bps
Adjusted admissions — Western Europe	27,640	26,782	3.2%
Net revenue/adjusted admission — Western Europe	$1,967	$1,658	18.6%
Net revenue — Western Europe (in 000s)	$54,356	$44,401	22.4%
Net revenue/adjusted admission — Western Europe (at constant currency translation rates)	$1,967	$1,784	10.3%
Facility EBITDA margin — Western Europe	24.2%	25.3%	(110)bps
Consolidated facility statistics:
Total cases — United States (2)	43,959	39,508	11.3%
Same facility cases (without acquisitions)(2)(3)	41,411	39,508	4.8%
Total adjusted admissions — Western Europe	29,087	26,782	8.6%
Same facility adjusted admissions (without acquisitions)(3)	27,640	26,782	3.2%
Total consolidated facilities	43	38

(1)	Cases are included in both periods for current year acquisitions.

(2)	Includes 2,730 cases in 2003 for centers that became consolidating after the second quarter of 2003.

(3)	Excludes acquired facilities during the first year of ownership.

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